EXHIBIT 99.1

CINEDIGM REVISES GUIDANCE FOR FISCAL 2013

Revision is attributable to revenue recognition timing in software and a seasonal reduction in VPF collections from shifting studio release schedules

Los Angeles, CA, May 13, 2013—Cinedigm (NASDAQ: CIDM), the global leader in digital content distribution, announced today it is revising its annual guidance for Fiscal 2013. The company had estimated $91.0-97.0 million in consolidated GAAP revenues; the revised guidance is $87.0-89.0 million. The company had estimated $57.0-$59.0 million in consolidated Adjusted EBITDA (1); revised guidance is $55.0-56.0 million.  The company had estimated $6.7-7.7 million in non-deployment Adjusted EBITDA and revised guidance is $4.8-5.2 million.

The revision is due to delayed delivery and customer product acceptance related to approximately $2.5 million in software revenues, with almost $2.0 million related to a contract with a major studio customer. An expanded scope has required the Company to discuss a contract amendment and expansion and pushed our delivery into late Fiscal 2014. This delay in product completion also pushed new sales and revenue recognition with other existing studio customers into fiscal year 2014.  Additionally, as reported previously, VPF revenues and EBITDA were reduced by approximately $2.0 million in the summer of 2012 as major studios shifted their release schedules due to the Summer Olympics and issues surrounding the Aurora shootings.

Outside of these revenue issues, Cinedigm’s core Entertainment and Digital Cinema Services divisions met or exceeded their budgets in fiscal year 2013 and maintain strong momentum into Fiscal 2014.  Entertainment division sales outperformed the industry with 48% growth in digital revenues and 65% growth in physical product sales vs. industry growth of 18% and

(6%) respectively.  In addition, based on our strong release slate, library growth and newly launched digital channels, the Company expects Entertainment revenues to more than double in fiscal year 2014.

“Although we are obviously frustrated by the revenue timing issues caused by our studio partner and the summer 2012 VPF revenue impacts outside of our control, the pillars of Cinedigm’s value and growth remain strong,” said Chris McGurk, Chairman and CEO, Cinedigm. “Our core businesses are on solid footing.   Digital Cinema Servicing continues to provide stable, solid cash flow with a strong international pipeline. Outside of the studio issues, Software has successfully launched a new Enterprise web product, with strong initial sales at CinemaCon. And, finally, our Entertainment group expects to more than double revenue this year and to expand distribution to numerous new and emerging platforms. Overall, we are confident in the direction of our business and have a clear roadmap to succeed.”

“As we have stated on numerous occasions, each quarter and each year can be significantly impacted by factors such as software deployment timing and revenue recognition outside our control; by the timing of our content acquisitions and the corresponding release dates; and by changing movie release dates by the major studios and the resulting impacts on the timing of VPF revenues,” said Adam Mizel, Chief Operating Officer and CFO, Cinedigm. “We remain very positive about our future growth and our expectations for the next 24-36 months remain high as we rapidly grow our core businesses.”

(1) Adjusted EBITDA is defined by the Company for the periods presented to be earnings before interest, taxes, depreciation and amortization, other income, net, stock-based expenses and compensation, merger and acquisition costs, and certain other items. The Company calculated and communicated Adjusted EBITDA because the Company's management believes it is of importance to investors and lenders by providing additional information with respect to the performance of its fundamental business activities. The Company's calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the U.S. GAAP operating measure of net income (loss). In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Management does not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP.

These non-GAAP measures should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with U.S. GAAP.

About Cinedigm

Over the past decade, Cinedigm has led the digital distribution revolution that continues to transform the media landscape. In addition to its pioneering role in transitioning movie theatres from traditional film prints to digital distribution, Cinedigm continues to advance worldwide cinema modernization with its suite of software products allowing exhibitors and distributors to manage their newly digital businesses with efficiency, insight and certainty. And, as the leading distributor of independent content in the world, Cinedigm collaborates with producers and the exhibition community with unequalled transparency to market, source, curate and distribute quality content across all digital platforms to targeted and profitable audiences.

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Cinedigm Public Relations:
Maggie Begley
MBC
Maggie@mbcprinc.com
Office: 310.301.1785
Mobile: 310.749.3055